Exhibit 10.1

May 9, 2018

Pamela Sergeeff

Re: Special Cash Retention Incentive

Dear Pam:

You are a key and valued executive at TiVo Corporation (together with its subsidiaries, the “Company” or “TiVo”) and you play a critical role in our success in the near and long term. As such, this letter is to inform you of a special Retention Incentive that will be provided as a further commitment from TiVo to you in recognition of your impact here at TiVo.

The details and schedule of this special Retention Incentive are as follows:

Special Cash Retention Incentive: Effective as of the date hereof, you are eligible to receive a cash Retention Incentive in the amount of $375,000.00 to be paid out in the next regularly scheduled payroll occurring after December 31, 2019 (“Retention Incentive”).

The terms of this Retention Incentive are as follows:

(i)
You will be expected to perform your full and normal duties throughout the term of this retention period (i.e., the period commencing on the date of this letter agreement and ending on the date the Retention Incentive is paid).

(ii)
Nothing in this agreement changes the “at will” employment relationship between you and the Company and the offer of this Retention Incentive does not confer upon any employee any right to continued employment with the Company.

(iii)	All benefits hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

(iv)
In no event will you accrue any right or entitlement to any Retention Incentive under this letter agreement unless you remain an employee in good standing on the date that the Retention Incentive payment is made.

(v)
If your employment is terminated by the Company without Cause (as defined below) or you resign for “Good Reason” (as defined below) before May 9, 2019 and you have remained actively employed in good standing through your termination date, you will remain eligible to receive 66% of the Retention Incentive, subject to the execution of a mutually agreed upon separation agreement and general release of claims (the “Release”). For example, if you are terminated without Cause at any time on or before May 9, 2019, then (a) you will receive a cash payment equal to your Retention Incentive amount multiplied by 66% (0.66). The Retention Incentive will be paid to you in cash in the next regularly scheduled payroll occurring after the effective date of the

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Release (and in no event later than March 15 following the year of your termination or resignation).

(vi)
If your employment is terminated by the Company without Cause or you resign for Good Reason after May 9, 2019, you will receive 100% of the Retention Incentive amount (subject to signing of the Release). The Retention Incentive will be paid to you in cash in the next regularly scheduled payroll occurring after the effective date of the Release (and in no event later than March 15 following the year of your termination or resignation).

(vii)
If (a) you voluntarily resign from the Company without Good Reason, or (b) you are terminated by the Company for Cause, or (c) you are terminated by the Company for poor performance (as reasonably determined by the Company’s Board of Directors), or (d) you die or become disabled, in each case on or before December 31, 2019, then you shall not be entitled to any portion of the Retention Incentive.

(viii)
A transfer of employment (a) between any TiVo entity or (b) to any third-party entity that is a successor to the Company or its business(es) where your employment is continued shall not constitute a termination of employment for purposes of this agreement and shall not trigger subsections (v) or (vi) above.

For purposes of this letter agreement, “Cause” and “Good Reason” shall have the same meanings as given to them in the Form of Executive Severance and Arbitration Agreement filed as Exhibit 10.22 to the TiVo Corporation Form 10-K for the year ended December 31, 2017.

We hope this letter agreement reinforces to you how valuable you are to TiVo and how appreciative we are of your ongoing efforts on the Company’s behalf.

Please do not hesitate to call me or Sharpy Sandhu in Compensation if you have any questions.

Sincerely,

/s/ Enrique Rodriguez

Enrique Rodriguez
President and CEO

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